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EXHIBIT 21

                            SUBSIDIARIES OF CAMPBELL

NAME OF SUBSIDIARY AND NAME
UNDER WHICH IT DOES BUSINESS                                   JURISDICTION OF INCORPORATION
Arnotts Limited                                                Australia
Campbell Finance Corp.                                         Delaware
Campbell Foods Belgium N.V.                                    Belgium
Campbell Foodservice Company                                   Pennsylvania
Campbell France S.A.S.                                         France
Campbell Investment Company                                    Delaware
Campbell Sales Company                                         New Jersey
Campbell Soup Company Ltd--Les Soupes Campbell Ltee            Canada
Campbell's Australasia Pty. Limited                            Australia
Campbell's de Mexico, S.A. de C. V.                            Mexico
Campbell's U.K. Limited                                        England
CSC Brands, Inc.                                               Delaware
Erasco GmbH                                                    Germany
Godiva Chocolatier, Inc.                                       New Jersey
Joseph Campbell Company                                        New Jersey
Pepperidge Farm, Incorporated                                  Connecticut
PF Brands, Inc.                                                Delaware
Stockpot Inc.                                                  Washington

The foregoing does not constitute a complete list of all subsidiaries of the registrant. The subsidiaries which have been omitted do not, in the aggregate,
(i) represent more than 10% of the assets of Campbell and its consolidated subsidiaries, (ii) contribute more than 10% of the total sales and revenues of Campbell and its consolidated subsidiaries or (iii) contribute more than 10% of the income before taxes and extraordinary items of Campbell and its consolidated subsidiaries.